Exhibit 99.01

NUSEMI INC

2015 EQUITY INCENTIVE PLAN

As Adopted by the Board and Stockholders on June 24, 2015

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through Awards. Capitalized terms not defined in the text are defined in Section 23. Awards may be either Restricted Stock or Options. Options granted under the Plan may be ISOs (as defined in Section 5 hereof) or NQSOs (as defined in Section 5 hereof), as determined by the Committee at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder. This Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act.

2. SHARES SUBJECT TO THE PLAN.

2.1. Number of Shares Available. Subject to Sections 2.2 and 16, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 8,000,000 Shares or such lesser number of Shares as permitted under Section 260.140.45 of Title 10 of the California Code of Regulations. Subject to Sections 2.2, 5.10 and 16, Shares subject to Awards previously granted will again be available for grant and issuance in connection with future Awards under this Plan to the extent such Shares: (i) cease to be subject to issuance upon exercise of an Option, other than due to the exercise of such Option; or (ii) are issued upon exercise of an Award but are forfeited or repurchased by the Company. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan. Notwithstanding the foregoing, in no event shall the total number of Shares issued (counting each reissuance of a Share that was actually issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of ISOs exceed 16,000,000 Shares (adjusted in accordance with Sections 2.2 and 16 hereof) over the term of the Plan.

2.2. Adjustment of Shares. In the event that the number of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, consolidation, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, or split-up, then (i) the number of Shares reserved for issuance under this Plan; (ii) the Exercise Prices of and number of Shares subject to outstanding Options and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee and provided, further, that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

3. ELIGIBILITY. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. Restricted Stock or NQSO’s may be granted to employees, officers, directors and consultants of the Company or any Parent or Subsidiary of the Company. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1. Committee Authority. This Plan will be administered by the Board, though the Board may appoint a Committee to which it delegates such administration. If the Board has not appointed a Committee to administer the Plan, the Board itself shall serve as the Committee. The Plan may be administered by different administrative bodies with respect to different classes of Participants. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

4.1.1. determine the Fair Market Value of the Common Stock;

4.1.2. construe and interpret this Plan, any Option Agreement (as defined in Section 5.1 hereof) or Restricted Stock Purchase Agreement and any other agreement or document executed pursuant to this Plan, which constructions, interpretations and decisions shall be final and binding on all Participants;

4.1.3. prescribe, amend and rescind rules and regulations relating to this Plan;

4.1.4. approve persons to receive Awards;

4.1.5. determine the number of Shares or other consideration subject to Awards;

4.1.6. determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or awards under any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

4.1.7. grant waivers of any conditions of this Plan or any Award;

4.1.8. determine the form and terms, not inconsistent with the terms of the Plan, of any Awards granted hereunder and other related documents used under the Plan, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when Awards may be exercised (which may be based on performance criteria), the circumstances (if any) when vesting will be accelerated or forfeiture restrictions will be waived, and any restriction or limitation regarding, any Award;

4.1.9. correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, any Option Agreement, any Exercise Agreement, or any Restricted Stock Purchase Agreement;

4.1.10. determine whether an Award has been earned;

4.1.11. determine whether and under what circumstances an Award may be settled in cash under Section 13 below instead of Common Stock;

4.1.12. implement an Option Exchange Program and establish the terms and conditions of such Option Exchange Program, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Participant shall be made without his or her consent;

4.1.13. make all other determinations necessary or advisable for the administration of this Plan; and

4.1.14. extend the vesting period beyond a Participant’s Termination Date.

4.2. Committee Discretion. Unless in contravention of any express terms of this Plan or any Award, any determination made by the Committee with respect to any Award will be made in its sole discretion either (i) at the time of grant of the Award, or (ii) subject to Section 5.9 hereof, at any later time. Any such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant Awards under this Plan, provided such officer or officers are members of the Board.

4.3. Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee (including officers of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions taken in bad faith or failures to act in good faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit, or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, Certificate of Incorporation or Bylaws, by contract, matter of law, or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

5. OPTIONS. The Committee may grant Options to eligible persons described in Section 3 hereof and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (the “ISOs”) or Nonqualified Stock Options (the “NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1. Form of Option Grant. Each Option granted under this Plan will be evidenced by an Option Agreement which will expressly identify the Option as an ISO or an NQSO, and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2. Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee. The Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3. Exercise Period. Options may be exercisable immediately but shares so exercised prior to becoming Vested Shares shall be subject to repurchase pursuant to Section 5.12 hereof or may be exercisable within the times or upon the events determined by the Committee as set forth in the Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who immediately prior to the grant of such ISO directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (the “Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4. Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that (i) the Exercise Price of an ISO will not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any Option granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. In the case of an NQSO, the per share exercise price shall be such price that is determined by the Committee, provided that, if the per Share exercise price is less than 100% of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws, including Section 409A of the Code. Payment for the Shares purchased must be made in accordance with Section 7 hereof.

5.5. Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant). The Exercise Agreement will state (i) the number of Shares being purchased, (ii) such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, and (iii) any repurchase terms attributable to unvested Shares that have been exercised. Participant shall execute and deliver to the Company the Exercise Agreement together with payment in full of the Exercise Price, and any applicable taxes, for the number of Shares being purchased. Options may not be exercised for a fraction of a share.

5.6. Termination. Subject to earlier termination pursuant to Sections 16 or 17 hereof and notwithstanding the exercise periods set forth in the Option Agreement, exercise of an Option will always be subject to the following:

5.6.1. If the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified below, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 5.3 above).

5.6.2. If the Participant is Terminated for any reason other than death, Disability or for Cause, then the Participant may exercise such Participant’s Options only to the extent that such Options are exercisable upon the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by the Participant, if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within ninety (90) days after the Termination Date (or within such shorter time period, not less than thirty (30) days, or within such longer time period, not exceeding five (5) years after the Termination Date as may be determined by the Committee, with any exercise beyond ninety (90) days after the Termination Date deemed to be an NQSO) but in any event, no later than the expiration date of the Options.

5.6.3. If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within ninety (90) days after a Participant’s Termination other than for Cause), then Participant’s Options may be exercised, only to the extent that such Options are exercisable by Participant on the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by Participant (or Participant’s legal representative or authorized assignee), if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within twelve (12) months after the Termination Date (or within such shorter time period, not less than six (6) months, or within such longer time period not exceeding five (5) years after the Termination Date as may be determined by the Committee, with any exercise beyond (i) ninety (90) days after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (ii) twelve (12) months after the Termination Date when the Termination is for Participant’s Disability, deemed to be an NQSO) but in any event no later than the expiration date of the Options.

5.6.4. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, in the absence of such determination, such vesting shall be tolled during any such unpaid leave (unless otherwise required by Applicable Laws). Notwithstanding the foregoing, in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company (or any Parent or Subsidiary, if applicable) throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

5.6.5. If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee.

5.7. Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8. Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed One Hundred Thousand Dollars ($100,000). If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), then the Options for the first One Hundred Thousand Dollars ($100,000) worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of One Hundred Thousand Dollars ($100,000) that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date (as defined in Section 17 hereof) to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment. For purposes of this Section 5.8, ISOs shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an ISO shall be determined as of the date of the grant of such Option.

5.9. Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 5.10 hereof, the Committee may reduce the Exercise Price of outstanding Options without the consent of Participants by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 hereof for Options granted on the date the action is taken to reduce the Exercise Price; provided, further, that the Exercise Price will not be reduced below the par value of the Shares, if any.

5.10. No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant’s ISO under Section 422 of the Code.

5.11. Right of First Refusal. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Option Agreement a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party, unless otherwise not permitted by Section 25102(o) of the California Corporations Code, including a right of purchase upon an involuntary transfer; provided, that such right of first refusal terminates upon the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act.

5.12. Early Exercise. Any Option may, but need not, include a provision whereby the Participant may elect at any time before the Termination of such Participant to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of such Shares. Any Unvested Shares so purchased shall be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

6. RESTRICTED STOCK

6.1. Rights to Purchase. When a right to purchase Restricted Stock is granted under the Plan, the Committee shall advise the recipient in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the Purchase Price (which shall be determined by the Committee, subject to Applicable Laws, including any applicable securities laws), and the time within which such person must accept such offer. The permissible consideration for Restricted Stock shall be determined by the Committee and shall be made in accordance with Section 7 below. The offer to purchase Shares shall be accepted by execution of a Restricted Stock Purchase Agreement in a form determined by the Committee.

6.2. Repurchase Option

6.2.1. General. Unless the Committee determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable if the Participant is Terminated for any reason (including death or Disability). The purchase price for the Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be equal to or less than the Purchase Price paid by the Participant and may be paid by cancellation of any indebtedness of the Participant to the Company. The repurchase option shall lapse at such rate as the Committee shall determine.

6.2.2. Leave of Absence. The Committee shall have the discretion to determine whether and to what extent the lapsing of the Company’s repurchase rights shall be tolled during any unpaid leave of absence; provided, however, in the absence of such determination, such lapsing shall be tolled during any such unpaid leave (unless otherwise required by Applicable Laws). Notwithstanding the foregoing, in the event of military leave, the lapsing of the Company’s repurchase rights shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Shares purchased pursuant to the Restricted Stock Purchase Agreement to the same extent as would have applied had the Participant continued to provide services to the Company (or any Parent or Subsidiary, if applicable) throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

6.2.3. The Participant shall have full stockholder rights with respect to any Shares issued to the Participant under a Restricted Stock Award, whether or not the Participant’s interest in those Shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

6.2.4. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s Unvested Shares by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s Unvested Shares and (ii) such escrow arrangements as the Committee shall deem appropriate.

6.3. Right of First Refusal. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Restricted Stock Purchase Agreement a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party, unless otherwise not permitted by Section 25102(o) of the California Corporations Code, including a right of purchase upon an involuntary transfer; provided, that such right of first refusal terminates upon the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act.

7. PAYMENT FOR SHARE PURCHASES.

7.1. Payment. Payment for Shares purchased pursuant to this Plan whether by exercise of an Option or purchase under Restricted Stock Purchase Agreement shall be made in cash (by check or wire transfer); provided, however, that where expressly provided in an Option Agreement or Restricted Stock Purchase Agreement or otherwise approved for the Participant by the Committee, and where permitted by Applicable Law, payment may be made by one or more of the following methods:

7.1.1. by cancellation of indebtedness of the Company owed to the Participant;

7.1.2. for past services rendered to the Company, unless prohibited by Applicable Law;

7.1.3. by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Participant, provided such shares shall be surrendered to the Company in good form for transfer, clear of all liens, claims, encumbrances or security interests, and shall be valued at their Fair Market Value as of the date of exercise or purchase;

7.1.4. by tender of a promissory note having such recourse, interest, security and redemption provisions as the Committee determines, bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that the portion of the Exercise Price or Purchase Price, as applicable, equal to the par value of the Shares must be paid in cash or other legal consideration permitted by Applicable Law;

7.1.5. provided that a public market for the Common Stock exists, by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company;

7.1.6. by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise of an Option by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price or the sum of the aggregate Exercise Price plus all or a portion of the minimum amount required to be withheld under applicable tax law (with the Company accepting from the Optionee payment of cash or cash equivalents to satisfy any remaining balance of the aggregate Exercise Price and, if applicable, any additional withholding obligation not satisfied through such reduction in Shares); provided that to the extent Shares subject to an Option are withheld in this manner, the number of Shares subject to the Option following the net exercise will be reduced by the sum of the number of Shares withheld and the number of Shares delivered to the Optionee as a result of the exercise;

7.1.7. by any other form permitted by Applicable Law; and

7.1.8. by any combination of the foregoing.

7.2. Loan Guarantees. The Committee may, in its sole discretion, elect to assist the Participant in paying for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

8. WITHHOLDING TAXES.

8.1. Withholding Generally. As a condition of the grant, vesting and exercise of an Award granted under this Plan, the Company may require the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash by the Company, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

8.2. Stock Withholding. When, under applicable tax laws, a Participant (or in the case of Participant’s death or a permitted transferee, the person holding or exercising the Award) incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

9. PRIVILEGES OF STOCK OWNERSHIP.

9.1. Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Unvested Shares that are repurchased pursuant to Sections 5.12 or 6.2 hereof.

9.2. Financial Statements. If required under Applicable Laws, the Company will provide financial statements to each Participant annually during the period such Participant has Awards outstanding.

10. TRANSFERABILITY OF AWARDS. Unless otherwise provided in an Option Agreement or Restricted Stock Agreement, Awards granted under this Plan, and any interest therein, will not be pledged, assigned, hypothecated, transferred or disposed of by Participant, other than by will or by the laws of descent and distribution and may not be made subject to execution, attachment or similar process. During the lifetime of the Participant, an Award will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Award may be made only by the Participant or Participant’s legal representative. The designation of a beneficiary by a Participant will not constitute a transfer.

11. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

12. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares set forth in Sections 5.12 or 6.2 hereof, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.

13. EXCHANGE AND BUYOUT OF OPTIONS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. The Committee may at any time buy from a Participant an Option previously granted with payment in cash, shares of Common Stock of the Company or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

14. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. This Plan is intended to comply with Section 25102(o) of the California Corporations Code. Any provision of this Plan which is inconsistent with Section 25102(o) shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 25102(o). An Award will not be effective unless such Award is in compliance with all applicable foreign, federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (ii) compliance with any exemption, completion of any registration or other qualification of such Shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any foreign or state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

15. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company, be deemed to modify any Participant’s “at-will” status with the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

16. CORPORATE TRANSACTIONS.

16.1. Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

16.2. Assumption or Replacement of Options by Successor or Acquiring Company. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder which merges with the Company in such merger, or which owns or controls another corporation which merges with the Company in such merger) cease to own their shares or other equity interests in the Company, or (iii) the sale of all or substantially all of the assets of the Company, any or all outstanding Options may be assumed, converted or replaced by the successor or acquiring corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor or acquiring corporation may substitute equivalent Options or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Options). The successor or acquiring corporation may also substitute by issuing, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions and other provisions no less favorable to the Participant than those which applied to such outstanding Shares immediately prior to such transaction described in this Section 16.2.

16.3. Failure to Assume. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Options, as provided above, pursuant to a transaction described in Section 16.2, then notwithstanding any other provision in this Plan to the contrary, the vesting of such Options will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate in accordance with the provisions of this Plan. The Committee shall notify the Participant that the Option will terminate at least five (5) days prior to the date on which the Option terminates.

16.4. Other Treatment of Options. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 16 hereof, in the event of the occurrence of any transaction described in Section 16.2 hereof, any outstanding Options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

16.5. Assumption of Options by the Company. The Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Option under this Plan in substitution of such other company’s option, or (ii) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an option granted by another company, the terms and conditions of such option will remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

16.6. Parachute Payments. Notwithstanding anything in any Option Agreement or Restricted Stock Agreement to the contrary, if any of such agreements provide for acceleration of the vesting of Shares or other actions with respect to the Shares underlying such agreement (which actions could be deemed a “payment” within the meaning of 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments that the Participant has the right to receive from the Company or any entity which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regards to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such deemed “payments” will be reduced to the largest amount as will result in no portion of such deemed “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such “payments” shall only be reduced if such reduction would result in Participant receiving a greater net benefit, on an after-tax basis (including after payment of any excise tax imposed by Section 4999 of the Code), than Participant would have received had such reduction not occurred.

17. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the “Effective Date”). This Plan will be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with Applicable Laws, within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (i) no Option may be exercised or Restricted Stock purchased prior to initial stockholder approval of this Plan; (ii) no Option or Restricted Stock granted pursuant to an increase in the number of Shares approved by the Committee shall be exercised or purchased, as applicable prior to the time such increase has been approved by the stockholders of the Company; (iii) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be canceled, any Shares issued pursuant to any Award, whether by exercise of an Option or purchase of Restricted Stock, shall be canceled and rescinded; and (iv) Options granted pursuant to an increase in the number of Shares approved by the Board which increase is not timely approved by stockholders shall be canceled.

18. TIME OF GRANTING AWARDS. The date of grant of an Award shall, for all purposes, be the date on which the Committee makes the determination granting such Award, or such other date as is determined by the Committee, provided that in the case of any ISO, the grant date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.

19. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date or, if earlier, the date of stockholder approval. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

20. AMENDMENT OR TERMINATION OF PLAN. Subject to Section 5.9 hereof, the Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Option Agreement, Restricted Stock Purchase Agreement or instrument to be executed pursuant to this Plan. No amendment of the Plan shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without his or her consent. The Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans.

21. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22. BENEFICIARIES. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death and vested Awards shall be transferred or distributed to the Participant’s estate.

23. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, any stock exchange rules or regulations, and the applicable laws, rules or regulations of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as such laws, rules and regulations shall be in effect from time to time.

“Award” means any award of an Option or Restricted Stock under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise defined in an Option Agreement or Restricted Stock Purchase Agreement, (i) any willful, material violation by Participant of any law or regulation applicable to the business of the Company (or any successor, subsidiary, parent or affiliate of the Company), (ii) Participant’s conviction for, or guilty or nolo contendere plea to, any felony or any willful perpetration by Participant of a common law fraud, (iii) Participant’s commission of an act of personal dishonesty which involves personal profit in connection with the Company (or any successor, subsidiary, parent or affiliate of the Company) or any other entity having a material business relationship with the Company, (iv) a repeated pattern of unexcused absences that causes substantial failure by Participant to perform the material duties as a director, officer, employee or consultant of the Company, (v) any continued failure or refusal by Participant to perform the material, lawful, duties required of Participant in his capacity as a director, officer, employee or consultant of the Company (or any successor, subsidiary, parent or affiliate of the Company if Participant is then primarily employed by such entity) after written notice or (vi) a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company (or any successor, subsidiary, parent or affiliate of the Company). The determination as to whether a Participant has been Terminated for Cause shall be made in good faith by the Committee and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

“Change of Control” means, unless otherwise defined in an Option Agreement or Restricted Stock Purchase Agreement, (i) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the stock of the Company in substantially the same proportions as immediately prior to such transaction), (ii) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a sale to a wholly-owned subsidiary or a sale of one or more business lines of the Company such that the Company does not liquidate and continues to operate at least one business line after such sale), or (iii) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of stock of the Company by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee created and appointed by the Board to administer this Plan, or if no such committee is created and appointed, the Board.

“Company” means nusemi inc, a Delaware corporation, or any successor corporation.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, as adjusted pursuant to Sections 2 and 16 hereof, and any successor security.

“Disability” means disability, within the meaning of Section 22(e)(3) of the Code.

“Effective Price” is defined in Section 17 herein.

“Exercise Agreement” is defined in Section 5.5 herein.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(a) if the Common Stock is publicly traded and listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading, as reported in The Wall Street Journal;

(b) if the Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Committee may determine); or

(c) if none of the foregoing is applicable, by the Committee as applied consistently with respect to the Participants.

“Good Reason” means, unless otherwise defined in an Option Agreement or Restricted Stock Purchase Agreement, (i) the assignment to Participant of duties, or limitation of Participant’s responsibilities, materially inconsistent with his position, duties, responsibilities and status with the Company, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the transaction shall constitute Good Reason, (ii) a material reduction by the Company of Participant’s annual base salary, unless such reduction affects all similarly situated employees, or (iii) the relocation of Participant’s principal place of employment to a location that is more than fifty (50) miles further from Participant’s current principal place of employment; provided however, that in order for circumstances to provide Good Reason for Participant’s resignation, the following additional conditions must be satisfied also: (A) Participant resigns within six (6) months after the initial occurrence of the circumstance giving rise to Good Reason; (B) Participant provides notice to the Company of the circumstance giving rise to Good Reason within ninety (90) days after the initial existence of such circumstance; and (C) the Company has a thirty (30) day period in which to cure such circumstance, if it is capable of being cured, and upon any such cure, Participant shall not be considered to have Good Reason to resign. The determination as to whether a Participant has resigned for Good Reason shall be made in good faith by the Committee and shall be final and binding on the Participant. The term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

“ISO” is defined in Section 5 above.

“NQSO” is defined in Section 5 above.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Committee, reflecting the terms of an Option granted under the Plan and includes any documents attached to such agreement.

“Option Exchange Program” means a program approved by the Committee whereby outstanding Options (i) are exchanged for Options with a lower exercise price or Restricted Stock or (ii) are amended to decrease the exercise price as a result of a decline in the Fair Market Value of the Common Stock.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the grant of the Award, each of such corporations other than the Company owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that the Committee shall have the discretion to determine that an entity otherwise meeting such definition is not a Parent for purposes of this Plan. A corporation that attains the status of Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

“Participant” means a person who receives an Award under this Plan.

“Plan” means this 2015 Equity Incentive Plan, as amended from time to time.

“Purchase Price” means the price at which Shares may be purchased pursuant to a Restricted Stock Purchase Agreement.

“Restricted Stock” means Shares acquired pursuant to a right to purchase Shares granted pursuant to Section 6.

“Restricted Stock Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Committee, reflecting the terms of Restricted Stock granted under the Plan and includes any documents attached to such agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 16 hereof, and any successor security.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director or consultant to the Company or a Parent or Subsidiary of the Company, as determined in the sole discretion of the Committee. A Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days (a) unless reinstatement (or, in the case of an employee with an ISO, reemployment) upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Company’s Board and issued and promulgated in writing. In the case of any Participant on (i) sick leave, (ii) military leave or (iii) an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the Option Agreement or Restricted Stock Purchase Agreement, as applicable. The Committee will have sole discretion to determine when and whether a Participant has ceased to provide services to the Company.

“Termination Date” means the date of Termination of a Participant. The Committee will have sole discretion to determine the Termination Date of a Participant.

“Unvested Shares” means shares that have not vested pursuant to the vesting schedule set forth in a Option Agreement or for which the Company’s repurchase option has not lapsed pursuant to a Restricted Stock Purchase Agreement.

“Vested Shares” means shares that have vested pursuant to the vesting schedule set forth in the Option Agreement or for which the Company’s repurchase option has lapsed pursuant to a Restricted Stock Purchase Agreement.